Exhibit 99.2

            Comments for 2002 Third Quarter Earnings Conference Call
                       Thursday, October 24, 2002 @ 4:00PM


Dial In # 1- 888-552-7850
International Dial in #: 706-645-9166      International Replay #:  706-645-9291
Replay #: 1- 800-642-1687                  Conference ID #: 5656138

The replay will last until through October 30, 2002

Draft Script

1.   Introduction (Ken Daly)

     o    Note: Conference Call Host will read the Disclaimer.

     o    Welcome to KeySpan's Third Quarter 2002 Conference Call.

     o As is our normal conference call format - Bob Catell will open and close the call with comments on earnings and an update on recent developments. Wally Parker will provide an operational update on our regulated operations. Robert Fani will provide an operational update on our unregulated operations. And Gerry Luterman will follow with a discussion of our financial results. We will take questions and end the call at 4:30 PM. Also with us today are other officers and members of our Finance Team.

     o A copy of the Earnings Press Release is available on our web site if you have not already received an email or fax copy.

     o An online web cast of this conference call is also available after the call through our web site -- www.keyspanenergy.com.

And now, our Chairman and CEO, Bob Catell


2.       Opening Comments (Robert Catell)

Thanks, Ken, and good afternoon. I am pleased to report on another solid quarter and further progress in implementing our focused strategy. As you know, the third quarter is the peak season for our electric business. During a very hot summer, we achieved outstanding results due to the continued strong performance from our New York City and Long Island electric generation operations.

Let me start with a review of our third quarter results.

Results
-------

Earnings from continuing operations were on target at $3.6 million, or $0.03 per share, as compared to a loss of $38.9 million, or $0.28 per share in the third quarter of 2001. Year to date, earnings from continuing operations were $244.5 million, or $1.74 per share, versus earnings of $171.8 million, or $1.25 per share, last year.

Third quarter results were driven by the performance of our electric business. We had contributions from our power and service contracts with LIPA and another strong performance by our Ravenswood electric generation facility. Enhancing this performance was the contribution of our newly installed electric generation peaking units, under contract to LIPA. And, our employees deserve the credit for the excellent "on stream" record of all of our generators during the very hot weather experienced this summer.

Our core gas business reported an anticipated seasonal loss, but continued its strong growth by completing another 12,000 installations during the quarter that should result in an additional $15 million in new customer gross profit margin. This increases our year to date performance to 35,000 installations that should add approximately $40 million in new profit margins.

The quarterly results were also enhanced by the benefit of lower interest expenses and the elimination of the amortization of goodwill expense.

In terms of new projects...

New Projects
------------

On the electric side:

1. We completed the installation of the first two new peaking units on Long Island at Glenwood Landing and Port Jefferson--they went into service on June 1 and July 1.

2. Next, construction of a new 250 MW expansion at Ravenswood is progressing on schedule for completion by the end of 2003.

3. And, in terms of our plans for a 250 megawatt plant in Melville, Long Island, we continue to negotiate a power purchase agreement with LIPA and have completed the public hearing phase of the Article X siting process and expect a favorable decision sometime next month.


At this point, I would like to address how KeySpan has responded to some of the issues facing the market.

1. Most importantly, we continue to grow our business in the Northeast by focusing on our core gas and electric businesses through oil to gas conversions across all of our territories, and new electric generation additions under contract and located in load pockets.

2. Our Board has reviewed our governance policies and determined that the Company's current corporate practices are in general conformance with the new statutory and regulatory requirements and we have made the decision to expense stock options starting in 2003.

3. In terms of our balance sheet, we have a strong `A' credit rating and continue to take steps to strengthen the `A' rating and communicate with the rating agencies.

4.   We are committed to a solid dividend of $1.78 per share

5. And finally, I am pleased to once again reaffirm our 2002 earnings goal of $2.60 to $2.75 per share.

At this time, I will turn the call over to Wally Parker who will review our regulated operations.

3.       Regulated Operations -  (Wally Parker)

Thank You, Bob, and good afternoon.

The operational highlights of our regulated business will focus on our core gas and electric businesses... Starting with the gas distribution business...

     Our gas distribution business recorded an anticipated seasonal EBIT loss in the third quarter. The timing of increased O & M expenses impacted quarterly results. As you may remember from last quarter's conference call, we were under budget due to timing, and some of these expenses were incurred during the 3rd quarter -- we are now near budget for the year.

     Year to date, results were higher than 2001 due to the continued conversions of customers to gas, as well as the benefit of the elimination of goodwill amortization. In addition, the mild weather experienced this past winter, was largely mitigated by the weather normalization adjustment built into the New York and Long Island rate structures. However, in New England - weather directly impacted our results - as we do not operate with a weather normalization adjustment.

     So far in 2002, as Bob reported, we have completed more than 35,000 gas installations this year, which should add approximately $40 million in new gross profit margin.


o In New York, we have added approximately $11 million in new gross profit margin

o In Long Island, we have added approximately $15 million in new gross profit margin

o And, in our New England territory, we have added $14 million in new gross profit margin

     As we enter the peak conversion period, we have kicked off our Fall advertising campaign, which highlights our free boiler program and the increased home value achieved by upgrading to natural gas. Given the public's sensitivity to our nation's reliance on imported oil, the outlook for natural gas is extremely favorable.

     Overall, we are near target at this point and expect to be close to our aggressive gross profit margin goal of $65 million by year end.

Moving to electric...

     Our electric business -- for both the third quarter and nine-months - reported EBIT that exceeded last year's results. These results reflect:

1.   the strong performance of our Ravenswood facility

2. the stable performance of our electric contracts with the Long Island Power Authority

3.   the contribution from our newly installed peak generating units, and

4.   the benefit of the hot weather experienced during the summer

     The hot summer produced new record electric demand on both Long Island and in New York City. There were 3 heat waves, a near record number of 90 degree days and the highest peak demand ever in both Long Island and New York City. Our Long Island generation responded to the demand by being available more than 98% of the time.

     Long Island set a new all time record peak load of 5,059 MW's on July 29, 2002. And, during the months of July and August, our Long Island system experienced a record 29 days when the peak load exceeded 4,000 MW's - compared to a previous high of 11 in 2001.

     In New York City, our Ravenswood plant was available an outstanding 96% of the time - Ravenswood Unit 3 - "Big Allis" was available 100% of the time. The plant generated about one-fifth of the City's electric needs during peak periods. The increased electric demand resulted in a 14% increase in net production during the 3rd quarter, as compared to the same period last year.

     One of the key drivers to the superior performance of our generation facilities is the intense generation plant maintenance program that we have in place. We have a carefully planned maintenance schedule that takes place in NY and LI throughout the Fall, Winter and into the Spring in preparation for the upcoming summer. Right now, we are conducting a 3-month generation overhaul at our 970 MW unit at Ravenswood. This scheduled overhaul has been planned for 2 years and is performed once every 5 or 6 years. This overhaul will result in greater efficiency from the generator, as well as significantly lower emissions. I should note that this was included in our financial plan, and will have NO impact on our fourth quarter results since we will continue to receive capacity payments for the unit. The environmental upgrade is a big part of the effort KeySpan has put forward to ensure that the Ravenswood expansion project - would be approved and benefit the nearby communities.

     The superior performance of our generation facilities proved once again that KeySpan has one of the most solid electric businesses in the industry. All in all, an excellent quarter for our electric business during its summer peak period.

At this point, let me turn it over to Bob Fani to review our unregulated operations.

4.       Unregulated Operations -  (Robert Fani)

Thank You, Wally, and good afternoon.

     Continuing with electric, let me begin with a quick update on the progress of our new plants. In addition to the 158 MW's of new peakers on Long Island, our 250 MW expansion at Ravenswood is on track to be operational by the end of 2003. The permitting process is complete and construction is progressing according to schedule. All interfering facilities - such as sewer lines and telephone lines on the site - have been cleared. The gas turbine and associated gas generator are on their foundations and the heat recovery steam generator is being erected. In addition, our proposed 250 MW expansion in Melville, Long Island moved one step forward as we reached an agreement with the Town of Huntington. As Bob indicated, we continue negotiations with the Long Island Power Authority regarding the price and amount of plant capacity to be placed under long-term contract and have completed the hearing phase of the Article X process.

Moving to KeySpan Energy Supply, which manages Ravenswood's energy... results for the quarter were ahead of last year. In terms of the summer energy margins at Ravenswood, we achieved summer peak spark spreads of close to the $40 we were projecting.

     Although the energy market was impacted by the economy and market mitigation measures imposed by the NYISO, the hot weather more than offset these market factors... and our total energy earnings were higher than in 2001.

     In terms of capacity, as we addressed in last quarter's earnings conference call, the capacity market was impacted by the newly implemented ISO methodology for calculating available and required capacity, which artificially created excess capacity in NY. Therefore, we realized lower than forecast capacity revenues during the third quarter. We are happy to report that the NYISO has recently amended the methodology, thus, eliminating the artificial "excess" capacity. This amendment should be favorable to future capacity auctions. In fact, earlier this month, we bid into the 6-month winter capacity auction and achieved strong results.

     Moving to KeySpan Energy Services, which is primarily comprised of the operations of Home Energy Services and Business Solutions. On an operating basis -- results for the quarter were close to breakeven - offset by corporate allocations and overhead. This reflects a positive contribution from our Business Solutions segment, which continues to show improvement and is near target. We believe that we have defined the appropriate business model for this business and should achieve more predictability in earnings contributions going forward. This positive contribution was offset by a loss at Home Energy Services as a result of fewer on-demand requests and service contract renewals due to the economy, and the cost to close our Westchester operations.

     Although we are not pleased with the loss in our Energy Services business, the trends are positive and we believe that we are making progress in improving the margins, reducing costs and minimizing the risk profile.

Moving to Energy Investments...

During the third quarter, Houston Exploration achieved a significant 16% increase in production -due to growth in THX's South Texas core area through a combination of property acquisitions and an active development drilling program. Despite the production increase, third quarter EBIT from our E&P operations was $6 million lower than last year due to a 10% decrease in gas commodity prices. To address this gas price volatility, the Houston Exploration Company hedges a large portion of its production. Since the second quarter, THX has added hedges on an additional 25% to 30% of estimated 2003 production at attractive prices. In total, THX has hedged approximately 65% of both 2002 and 2003 production. The Company is currently reviewing additional hedges for 2003 and new hedges in 2004.

In addition, we have taken a small step towards monetizing our non-core assets by selling to THX the working interests in 18.6 BCFe of our estimated proved and probable reserves from our joint venture with THX. The joint venture was started in 1999 to explore for natural gas and oil and ended on December 31, 2000. KeySpan received cash of approximately $26.5 million for the sale of these reserves, and there will be no earnings impact. We have retained the un-developed reserves from this Joint Venture and may look to monetize them next year once we can better quantify their value.

Next, an update on Islander East... During the quarter, the FERC authorized the construction and operation of the 50-mile pipeline from Connecticut to Long Island. Our next steps - we have halted our permit request so that we can work with Connecticut to address their concerns.

And finally, in terms of other non-core assets, we continue to assess potential opportunities for sale or monetization. The sale of the JV assets is the only new item to report on since this is clearly not a seller's market.

At this point, I will turn it over to Gerry for a more detailed financial review of our results.

5.       Earnings Results -  (Gerry Luterman)

Thanks Bob and good afternoon.

     Our third quarter consolidated results from continuing operations and including 2001 special items, were $0.03 per share -- $0.31 per share ahead of the loss of $0.28 per share in the third quarter of 2001. On a consolidated year to date basis, earnings from continuing operations were $1.74 per share -- $0.49 per share ahead of the $1.25 per share earned in the nine months ended September 2001.

     In order for you to keep the numbers comparable... Excluding 2001 special items, 2002 earnings from continuing operations less preferred stock dividends were $0.03 per share, $0.05 per share ahead of the loss of $0.02 per share in the third quarter of 2001. On a consolidated year to date basis, earnings from continuing operations less preferred stock dividends were $1.74 per share, $0.03 per share behind the $1.77 per share earned in the nine months ended September 2001.

Let me discuss some key financial highlights for the quarter. In terms of EBIT...

     EBIT from continuing operations in the quarter was up $37 million as compared to last year. The main drivers of these results were:

o The timing of increased operation and maintenance expenses - O&M had been running below last year through the first six months and reversed itself in the third quarter.

o In our electric business, we benefited from contributions by our newly installed generation units on Long Island. These peakers located at Glenwood Landing and Port Jefferson, contributed $6 million in the quarter.

o Our electric performance was favorably impacted by the hot weather - the quarter was 10% hotter than normal and 16% hotter than last year based on cooling degree days

o In our E&P operations, during the third quarter, Houston Exploration achieved a 16% increase in production from 23.3 Bcfe to 26.9 Bcfe. The nine-month production of 78.8 Bcfe improved by a solid 13% from last year's
     69.9 Bcfe. ... Offsetting this positive production was a 10% quarterly decrease in gas commodity prices from $3.50 per MMBtu in 2001 to $3.14 per MMBtu in 2002, and a year to date decrease of 32% from $4.53 in 2001 to $3.08 in 2002.

o    THX has hedged:

          >> approximately 65% of 2002 production at a weighted average floor price of $3.40 per MMBtu and average ceiling price of $4.83 per MMBtu

          >> approximately 65% of 2003 production at a weighted average floor price of approximately $3.40 per MMBtu and average ceiling price of $4.55 per MMBtu

o We continue to benefit from the positive impact of the adoption of FAS 142, which discontinued the amortization of goodwill. Consolidated results benefited by $12.0 million for the quarter and $36.9 million for the nine-months ended September 2002. More than half of the benefit was reflected in our gas distribution operations.

o We also benefited from lower interest expense attributable to lower interest rates on commercial paper, and the benefit of interest rate swaps used to optimize the Company's mix of fixed and variable debt. And, of course, I should note that the 2001 EBIT results included a net amount of $50 million in special charges related to Roy Kay and other previously disclosed charges.

Moving to other financial matters:

o For comparison purposes, our average common shares outstanding for the nine months ended September 30, 2002 increased by 2.3% from 138.7 million shares in 2001 to 141.7 million shares in 2002 from shares issued through the Company's Dividend Reinvestment and Employee Stock Purchase Plans. This increase in average common shares outstanding reduced earnings per share for the nine months ended September 30, 2002 by $0.03 per share compared to the corresponding period in 2001.

o The GAAP debt-to-total capitalization ratio as of September 30, 2002 was 66% -- about the same as at year-end due to the debt GAAP treatment of the $460 million of MEDS securities issued earlier this year. When calculated with the pro-forma "Rating Agency " methodology, the debt-to-total capitalization ratio was reduced from 66% at year end to about 62% . In addition, we used the $26 million of proceeds from the Joint Venture sale this month to pay down debt after quarter end.

o During the quarter, we successfully re-negotiated our 364-day revolving credit facility of $1.3 billion through July 2003. This serves as a back up to our commercial paper program - of which approximately $500 million is currently being used.

o Additionally, our Board declared a quarterly cash dividend of $0.445 per share, payable November 1st to shareholders of record on October 15. Our annual dividend is $1.78 per share - which currently yields approximately 5%.

o As Bob stated, KeySpan has decided to record stock options as a compensation expense beginning with options granted during the first quarter of 2003 - a decision approved by our Board. Based on our current estimates, expensing stock options is not expected to have a significant impact on our reported earnings in 2003.

o During the quarter, Bob Catell and I signed and submitted to the U S Securities and Exchange Commission statements under oath certifying KeySpan's 2002 SEC Filings as prescribed by the recent SEC Order and Sarbanes-Oxley Act of 2002. And, we expect to do so in conjunction with the filing of the third quarter 10Q in early November.

And one final note, in terms of our Finance organization, we have done some cross training of our employees - Ken Daly, our current Director of Investor Relations, has been named the Director of Financial Planning. George Laskaris - who is currently the Director of our Financial Analysis group, has been named the new Director of Investor Relations. George brings 20 years of experience with the Company to his new position. We wish Ken and George well in their new assignments.

I will now turn it back to Bob for some closing comments.

Closing Comments (Robert Catell)

Thank you Gerry for the update on KeySpan's strong financial profile. I am pleased to once again reaffirm our prior 2002 earnings guidance of $2.60 to $2.75 per share. KeySpan's 2002 earnings from core operations are forecasted to be approximately $2.40 to $2.45 per share. And the forecast from our E&P operations is approximately $0.20 to $0.30 per share.

Our financial strength, when combined with our very focused gas and electric strategy, positions KeySpan well for the future, and should provide our shareholders with a solid return on their investment.

Thank you. At this time, we would be happy to take your questions.

(After Questions)

Well, if there are no more questions, I would like to thank you for your interest in KeySpan.